Exhibit 10.4

AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is effective as of the 20th day of October, 2010, and is made by and between Congaree Bancshares, a South Carolina corporation (the “Company”), Congaree State Bank, a South Carolina state bank and wholly owned subsidiary of the Company (the “Bank”; together with the Company, the “Employer”), and Charlie T. Lovering, an individual resident of South Carolina (the “Executive”).

WHEREAS, the Executive and the Employer entered into an employment agreement, dated September 14, 2006 (the “Agreement”), whereby the Executive agreed to serve as Chief Financial Officer and Executive Vice President of the Bank and of the Company;

WHEREAS, the Executive and the Employer amended the Agreement, during the second half of 2007 (the “Amended and Restated Agreement”), to amend certain outdated provisions in the Agreement and to ensure documentary compliance with the final regulations of Section 409A of the Internal Revenue Code;

WHEREAS, the Executive and the Company entered into a letter agreement, dated January 9, 2009, to ensure compliance with Section 111(b) of the Emergency Economic Stabilization Act of 2008 and to acknowledge modification of certain provisions of the Amended and Restated Agreement during the period which the United States Department of Treasury (the “Treasury”) holds any equity or debt securities of the Company acquired through the Company’s participation in the Treasury’s Troubled Asset Relief Program – Capital Purchase Program (the “CPP”); and

WHEREAS, the parties now desire to further amend the Amended and Restated Agreement to update an outdated provision and to ensure documentary compliance with the final Treasury regulations under Section 409A of the Internal Revenue Code and IRS Notice 2010-6 issued pursuant thereto.

NOW, THEREFORE, the Company, the Bank, and the Executive do hereby agree as follows:

1.            Section 4(g) of the Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following:

(h)     With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Within 45 days of the Executive’s Termination of Employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release substantially in the form attached hereto as Exhibit A, and may not revoke such release within the revocation period stated in such release, acknowledging such remaining obligations and discharging both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

2.             All other terms and conditions of the Amended and Restated Agreement, except as modified herein, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors, and assigns.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Company and the Bank each have caused this Amendment to be executed and its respective seals to be affixed hereunto by its respective officers thereunto duly authorized, and the Executive has signed and sealed this Amendment, effective as of the date first above written.

CONGAREE BANCSHARES, INC.

ATTEST:
By:	/s/ X	By:	/s/ E. Daniel Scott
Name:		Name:	E. Daniel Scott
		Title:	Chairman

CONGAREE STATE BANK

ATTEST:
By:	/s/ X	By:	/s/ E. Daniel Scott
Name:		Name:	E. Daniel Scott
		Title:	Chairman

EXECUTIVE

/s/ Charlie T. Lovering
Charlie T. Lovering